Exhibit 4.1

AMENDMENT NO. 1 TO

TAX BENEFIT PRESERVATION PLAN

This Amendment No. 1 to Tax Benefit Preservation Plan (this “Amendment”) is dated as of August 13, 2026 (the “Effective Date”), and amends that certain Tax Benefit Preservation Plan, dated as of August 14, 2025 (the “Plan”), by and between Heron Therapeutics, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Plan.

RECITALS

A.
The Company previously entered into the Plan.
B.
In accordance with Section 26 of the Plan, for so long as the Rights are redeemable, the Company may, in its sole and absolute discretion, supplement or amend the Plan in any respect without the approval of any holders of Rights or Common Stock, and the Rights Agent must, if the Company so directs, execute such supplement or amendment, subject to Section 26 of the Plan.
C.
The Rights are currently redeemable and no person is an Acquiring Person.
D.
The Company wishes to amend certain terms in the Plan.
E.
The Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 26 of the Plan.
F.
The Rights Agent is directed to join in this Amendment.

AGREEMENT

The parties hereto therefore agree as follows:

Section 1. Amendment of the Plan. The definition of “Final Expiration Date” in Section 7.1 of the Plan and all references to August 14, 2026 therein are hereby amended to mean August 14, 2029.

Section 2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Plan and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Plan and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment, on the one hand, and the Plan and the exhibits thereto, on the other hand, the provisions of this Amendment will govern.

Section 3. Further Assurances. Each of the parties hereto will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Plan and the transactions contemplated hereunder and thereunder.

Section 4. Miscellaneous. Section 26, Section 32, Section 33 and Section 34 of the Plan apply to this Amendment, mutatis mutandis.

[Signature page follows.]

The parties hereto are signing this Amendment on the Effective Date.

HERON THERAPEUTICS, INC.

By:	/s/ Craig Collard
Name: Craig Collard
Title: Chief Executive Officer (CEO)
COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management